Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors’ Report, dated March 22, 2019, on the financial statements of Yayyo Inc. as of December 31, 2018 and 2017 and for each of the two years then ended in the S-1A Amendment 10 Registration Statement. I also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

April 23 , 2019

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566 (F)303-586-6261